As filed with the Securities and Exchange Commission on May 23, 2024

Registration No. 333-104123

Registration No. 333-184934

Registration No. 333-221598

Registration No. 333-261846

Registration No. 333-270224

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-104123

Post-Effective Amendment No. 1 to Registration Statement No. 333-184934

Post-Effective Amendment No. 1 to Registration Statement No. 333-221598

Post-Effective Amendment No. 1 to Registration Statement No. 333-261846

Post-Effective Amendment No. 1 to Registration Statement No. 333-270224

UNDER

THE SECURITIES ACT OF 1933

THE L.S. STARRETT COMPANY†

(Exact Name of Registrant as Specified in its Charter)

Massachusetts (State or Other Jurisdiction of Incorporation or Organization)	04-1866480 (I.R.S. Employer Identification No.)

2022 Employees’ Stock Purchase Plan

2021 Long-Term Incentive Plan

2017 Employees’ Stock Purchase Plan

2012 Employees’ Stock Purchase Plan

2012 Long-Term Incentive Plan

The L.S. Starrett Company 401(k) Stock Savings Plan

(Full Title of the Plans)

Douglas A. Starrett

The L.S. Starrett Company

121 Crescent Street, Athol, Massachusetts 01331

(978) 249-3551

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Zachary Blume

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† In connection with the completion of the transactions to which these Post-Effective Amendments relate, the registrant’s stock ceased trading on the New York Stock Exchange.

DEREGISTRATION OF SHARES

These Post-Effective Amendments No. 1 to the Registration Statements (“Post-Effective Amendments”) filed by The L.S. Starrett Company, a Massachusetts corporation (the “Registrant” or the “Company”), remove from registration all securities that remain unsold under the following registration statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

●

Registration Statement on Form S-8 (Registration No. 333-104123), as amended, filed by the Registrant with the Commission on March 28, 2003, pertaining to the registration of the securities described in the Registration Statement;

●

Registration Statement on Form S-8 (Registration No. 333-184934), as amended, filed by the Registrant with the Commission on November 14, 2012, pertaining to the registration of the securities described in the Registration Statement;

●

Registration Statement on Form S-8 (Registration No. 333-221598), as amended, filed by the Registrant with the Commission on November 16, 2017, pertaining to the registration of the securities described in the Registration Statement;

●

Registration Statement on Form S-8 (Registration No. 333-261846), as amended, filed by the Registrant with the Commission on December 22, 2021, pertaining to the registration of the securities described in the Registration Statement; and

●

Registration Statement on Form S-8 (Registration No. 333-270224), as amended, filed by the Registrant with the Commission on March 2, 2023, pertaining to the registration of the securities described in the Registration Statement.

On March 8, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Uhu Inc., a Delaware corporation (“Parent”) and an affiliate of MiddleGround Capital, and Unicornfish Corp., a Massachusetts corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on May 23, 2024, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the completion of the Merger, the Registrant is terminating any and all offerings of the Registrant’s securities pursuant to its existing Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 11, 2024.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Athol, Massachusetts, on this 23rd day of May, 2024.

THE L.S. STARRETT COMPANY
By:	/s/ John C. Tripp
Name:	John C. Tripp
Title:	Chief Financial Officer and Treasurer

No other person is required to sign this Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.